INTELLIGENT  SPORTS,  INC.

FEBRUARY  19,  2004


UNITED  STATES  SECURITIES  AND  EXCHANGE  COMMISSION
DIVISION  OF  CORPORATION  FINANCE
450  FIFTH  STREET,  N.W.
WASHINGTON,  D.C.  20549-0408

     RE: INTELLIGENT  SPORTS,  INC.
         REGISTRATION  STATEMENT  ON  FORM  SB-2
         WITHDRAWAL  OF  REGISTRATION  STATEMENT
         FILE  NO.  333-106362


DEAR  SIR:

PLEASE  WITHDRAW  THE  ABOVE  REGISTRATION  STATEMENT  IMMEDIATELY.

NO SECURITIES HAVE BEEN SOLD. WE DEREGISTER ALL SECURITIES PURSUANT TO REGULATION 512(A)(3).

THE REASON FOR THE WITHDRAWAL IS TO EXPLORE ALL OPTIONS BEFORE DETERMINING HOW TO PROCEED.

SINCERELY,

/S/  THOMAS  HOBSON,  CEO
    THOMAS  HOBSON,  CEO